For Employees of The Hartford

Code of Ethics and Business Conduct

THE HARTFORD

Newsweek
GREEN RANKINGS
2012

ALWAYS
SUSTAINING
TRUST

© Copyright 2013 The Hartford Financial Services Group, Inc.

Revised as of August 7, 2013

The Hartford Code of Ethics and Business Conduct

Our Values ...

Always Inspiring Us, Always Guiding Us,

Always Sustaining Trust

•                       Customer Focus

•                       Diversity & Inclusion

•                       Financial Discipline

•                       Integrity

•                  Teamwork

•                  Winning Spirit

Customer Focus • Diversity & Inclusion • Financial Discipline • Integrity • Teamwork • Winning Spirit

To My Teammates at The Hartford:

The essence of The Hartford is its integrity, an unwavering adherence to ethical behavior and compliance with all laws and regulations. Integrity defines our relationships with customers, partners, investors, regulators, communities, and one another. It also informs the way we make decisions, manage risks, develop products, and service claims.

Ethical behavior is also essential to the achievement of our vision, which is to be an exceptional company celebrated for financial performance, character, and customer value.

At The Hartford, people are accountable for what they achieve as well as how they do so. All of us are expected to act with the highest standards of honesty, trustworthiness, and accountability. Each of us owns ethics and compliance.

Therefore I encourage you to read and absorb The Hartford Code of Ethics and Business Conduct. It will help you apply the company’s core values and find assistance when making business decisions where the right course of action may not be clear.

We are committed to continuously strengthen The Hartford’s culture of integrity. Thank you for staying true to our character by doing the right thing every day.

Sincerely

Liam E. McGee
Chairman, President and Chief Executive Officer

Table of Contents

I.	The Code—Our Foundation of Sustainable Trust	4

	The Code Is for Everyone at The Hartford 4 | Raising and Reporting Compliance Concerns 5 | No Retaliation 7 | Enforcement and Discipline 7 | Managing at The Hartford 8

II.	Trusted in Our Workplace	9

No Discrimination 9 | No Harassment 10 | Your Responsibility on the Road 10 | Drugs, Alcohol, Violence 11 | Working Remotely 12 | Keeping Your Personal Information Safe 12 | Retaining Employees 12 | Electronic and Other Communications 13 | Social Networking 13

III.	Trusted in the Marketplace	14

Conflicts of Interest 14 | Outside Employment 15 | Board Memberships 16 | Financial Interests 17 | Loans to Employees and Executive Officers 18 | Corporate Opportunities 18 | Personal Relationships at Work 19 | Disclosing Conflicts of Interest 19 | Gifts and Entertainment 20 | Gift Guidelines 20 | Entertainment Guidelines 21 | Competitors and Business Partners 22 | Fair Competition 22 | Antitrust Laws 23 | Competitors’ Information 24 | Quoting Practices 24 | Competing Globally With Integrity 25 | Bribes or Illegal Payments 25 | Money Laundering and Terrorist Financing 26 | Trade Sanction Requirements 27

IV.	Trusted with Our Stakeholders	28

Information, Privacy and Security 28 | Records Management 30 | Reporting Financial Information 31 | Insider Trading 32 | Company Funds—Travel & Expenses 33 | Investigations and Legal Proceedings 33 | Environmental Impact 34

V.	Trusted in Our Communities	35

Government Relationships 35 | Contact with Government Officials 36 | Gifts & Entertainment for Government Officials 36 | Pay-to-Play Restrictions 37 | Participation in Political Events 38 | Company Resources and Political Activities 38 | Voter Registration, Education, PACs 39 | Personal Political Involvement 40 | Contact with the News Media 41 | Contact with Investors and Analysts 41 | Endorsements of Other Companies 41

VI.	Supporting Information	42

	Employment at Will 42 | Annual Certification Requirements 42 | Waivers or Exceptions 42 | Policies, Updates and Modification 43

VII.	Contact Information	44

I. The Code—Our Foundation of Sustainable Trust

The Code Is for Everyone at The Hartford

Always act with integrity and honesty, and be accountable in everything you do.

The Hartford Code of Ethics and Business Conduct (the “Code”) will help you arrive at the right answer for you, for our business and for our customers. The Code and related policies cover many of the common problems we encounter in our daily work. The Code will also help you to apply our core values and find assistance when making business decisions in situations where the right answer is not always clear.

The Code applies to all executives, officers and employees of The Hartford. The Hartford also believes in only doing business with agents, vendors, suppliers, independent contractors, consultants and other business partners who demonstrate shared values and high standards of ethical business conduct.

The Code provides you with:

•        A clear statement of the behavior The Hartford expects when doing your job and conducting business on behalf of the Company

•        Ready access to resources and tools that will help you do the right thing

•        Answers to frequently asked questions about how to behave in common business situations

It is your responsibility to apply the principles, values and behaviors outlined in the Code to your daily work:

•        Always consider your actions to ensure that your behavior complies with the Code and our policies.

•        Always commit to understanding and complying with laws and regulations that affect your work.

•        Always use good judgment and common sense, and avoid even the appearance of improper behavior.

Always Sustaining Trust: Doing Your Part

If you are ever in doubt about what to do, ask yourself:

•        Will it help build trust in you and The Hartford?

•        Is it consistent with the Code, Company policies and standards?

•        Is it ethical?

•        Is it legal?

•        Is it something you would want to read about in the newspaper?

•        Is it something you would want your family, friends and neighbors to know about?

•        If you read about it happening at another company, would you think it was okay?

If the answer to any of these questions is “No,” stop and rethink your approach.

If you are still unsure, ask for help. There will always be someone available to help you get to the right answer!

Raising and Reporting Compliance Concerns

If you know of or suspect a violation of the law, the Code or our policies, you must report it immediately.

Failure to report known or suspected violations is never appropriate and is itself a violation of the Code. Also, any delay in reporting could substantially increase the risk to The Hartford’s reputation and of legal and financial exposure.

Violations of the Code may be reported using one or more of the following methods:

•        Talk to a manager. Whenever possible, you should first discuss your question or concern with your manager. Try to work together to resolve the issue or decide if you need additional help. If the issue can’t be addressed to your satisfaction, or if you don’t feel comfortable raising the issue directly with your manager, you should contact the HR Service Center or use any of the other methods listed below.

•        Contact the appropriate Enterprise Compliance Officer or The Hartford’s Chief Ethics & Compliance Officer.

•        Call, log in or write to The Hartford’s outside service provider, EthicsPoint.

•        Contact the General Auditor for matters involving accounting, internal controls or auditing matters.

• Reports about accounting, internal controls or auditing matters will be made available to the Audit Committee of The Hartford’s Board of Directors.

Please see the sidebar for additional information and contacts or the Ethics & Compliance section of iConnect.

You may also contact The Hartford’s Ombudsman for confidential, anonymous advice or assistance—but remember, contacting the Ombudsman does NOT serve as a report of a violation, nor is the Ombudsman authorized to receive notice of a claim against the Company.

Key Point

The Ombudsman is not an advocate for either employees or management and will work with you to identify a reasonable process to evaluate and resolve concerns. To the extent permitted by law, the Ombudsman will not disclose or discuss any confidential matter without your express permission.

Contacts

Chief Ethics & Compliance Officer

Patricia A. McEvoy

(860) 547-8822

Enterprise Compliance Officers or see iConnect

EthicsPoint

(866) 737-6812 (toll-free in the U.S. or Canada)

(866) 737-6850 (toll-free in all other countries)

www.EthicsPoint.com

or write The Hartford

c/o EthicsPoint

P.O. Box 230369

Portland, OR 97281-0369

The HR Service Center

(877) HR-AT-WORK

(877) 472-8967

Senior Vice President & General Auditor

Mike Hession

(860) 547-8504

Company Ombudsman

(800) 289-5012

Your reporting obligation also applies to situations involving non-employees, such as business partners—including agents, vendors, suppliers and independent contractors.

Anonymity and Confidentiality. If you are not comfortable speaking with someone directly, you can make reports anonymously through EthicsPoint, an independent reporting provider. Keep in mind, maintaining anonymity may limit our ability to investigate.

While we cannot guarantee anonymity throughout the course of an investigation, we are fully committed to protecting the confidentiality of all reports to the extent possible.

Attorneys. If you work as an attorney at The Hartford, you should report any Code violations that trigger “up the ladder” reporting requirements of Section 307 of the Sarbanes-Oxley Act, in accordance with our policy regarding SEC Attorney Conduct Rules. If you have any questions about this policy, you should contact the Director of Corporate Law.

Q&A

Q: How does EthicsPoint work?

A: EthicsPoint is an independent, third-party service provider available 24 hours a day, seven days a week. You can ask questions or make reports anonymously. A trained operator will gather information about your concern and send a report to The Hartford for follow-up and investigation. You can also make a report online at www.EthicsPoint.com.

Q: What if I am not sure something is a violation— do I still need to report it?

A: Yes. Even if you are not sure there is a violation of the law, the Code or a Company policy, if you have a good-faith belief of a potential violation, you must still report the issue. It is important that you speak up so the situation can be addressed quickly to minimize the risk of legal or financial exposure. Employees who raise good faith concerns about possible code violations will never be reprimanded or disciplined for simply raising their concerns.

No Retaliation

The Hartford will not tolerate retaliation against anyone for good-faith reporting of suspected violations of the law, the Code or our policies. “Good faith” means that you are providing all the information you have that you believe is true. Acts of retaliation against employees are considered Code violations and are subject to disciplinary action. Each case is unique, but we commit to investigating, closely monitoring, and, if possible, resolving all claims of retaliation. If you believe that you have experienced any form of retaliation as a result of raising a concern, you should report it to a manager, a Human Resources representative or The Hartford’s Chief Ethics & Compliance Officer.

Enforcement and Discipline

Any violation of the law, the Code or our policies is always a serious matter at The Hartford. We are committed to addressing all concerns and investigating all suspected violations. A confirmed violation may result in disciplinary action up to and including termination.

When asked to do so, you are expected to cooperate fully with internal investigations, including truthfully disclosing all relevant information. Refusal to cooperate can lead to disciplinary action up to and including termination. For additional information, see Investigations and Legal Proceedings on page 33.

Q&A

Q: Where can I find The Hartford’s policies?

A: All policies linked to the Code can be found on the Ethics & Compliance section of iConnect.

Contacts

Chief Ethics & Compliance Officer

Patricia A. McEvoy

(860) 547-8822

Enterprise Compliance Officers

Managing at The Hartford

The Hartford is committed to developing strong managers. Our managers play an important role in promoting our vigorous culture of ethics and compliance. Managers must set an example and always be role models of appropriate behavior in accordance with our values, the Code and other Hartford policies, and applicable laws.

Managers should:

•        Make sure that those they supervise understand their responsibilities under the Code and other policies

•        Take opportunities to discuss the Code with employees and reinforce the importance of ethics and compliance

•        Create an environment where employees feel comfortable raising concerns

•        Help employees understand the value of acting with integrity—when evaluating an employee’s job performance, always consider his or her conduct in relation to our values, the law, the Code and our policies

•        Encourage ethical conduct and compliance with our values, the law, the Code and our policies, and discourage questionable action to achieve short-term business results

•        Immediately report known or suspected violations of the law, the Code or our policies to their Enterprise Compliance Officer or The Hartford’s Chief Ethics & Compliance Officer

Please see the sidebar for additional information and contacts.

Q&A

Q: As a manager, what should I do if an employee approaches me with an ethical question or concern?

A: Listen carefully and give the employee your complete attention. You should also do the following:

•   Get all the facts—ask for clarification and additional information

•   Answer any questions if you can, but don’t feel that you have to give an immediate response

•   Seek help if you need it

•        If an employee raises a concern that you feel may require further inquiry, contact your Enterprise Compliance Officer or the Chief Ethics & Compliance Officer

•   Don’t promise complete confidentiality to the employee in advance— as a manager you may have a duty to disclose the matter

•        If you believe it is a potential violation, make sure you report it to your Enterprise Compliance Officer or the Chief Ethics & Compliance Officer

Policies

myHR Manager Guide

II. Trusted in Our Workplace

We all need to feel that The Hartford is a safe and secure place to work. For that reason, The Hartford strives to maintain a secure work environment free from discrimination, harassment, drugs and violence.

We must always:

•   Treat each other fairly and with respect

•   Keep a safe, secure and healthy workplace

•   Encourage a trusting and open workplace

•   Protect and value personal information

•   Communicate thoughtfully and respectfully

No Discrimination

We want to hire and keep the best people. And we make all employment decisions based only on merit—without discrimination based on personal differences such as race, color, gender, religion, age, national origin, disability, veteran status, sexual orientation, gender identity, marital status, ancestry or citizenship status. This promise applies to all aspects of employee relations, including recruitment, hiring, compensation, training, promotion and termination.

Key Point

Every employee must help keep our workplace free from discrimination, harassment, violence, drugs and alcohol, and unsafe conditions. Only by maintaining a safe, fair and appropriate workplace can we continue to attract top-quality employees and improve our future business performance.

Policies

Equal Employment Opportunity

Reporting Charges of Discrimination

No Harassment

We do not tolerate any form of workplace harassment, regardless of whether someone is an employee or non-employee or whether he or she is on The Hartford’s premises, working off-site or at an off-site business function.

Examples of harassing and intimidating behavior include:

•        Unwanted physical contact

•        Displaying offensive material or telling offensive jokes

•        Threats of termination or lost opportunities based on race, color, gender, religion, age, national origin, disability, veteran status, sexual orientation, gender identity, marital status, ancestry or citizenship status

•        Conduct of a sexual, racial or other nature that interferes with someone’s work performance or creates an intimidating, hostile or offensive work environment

•        Threatened or actual violence

You should immediately report any acts of harassment. The Hartford will protect from retaliation anyone who in good faith reports harassment or who provides information in an investigation.

If you are a manager, you should report immediately any harassment complaints or allegations to your Human Resources representative, the HR Service Center or any other reporting contacts listed on page 5.

Your Responsibility on the Road

The Hartford cares about your safety and the safety of others. While driving on company business or operating a company vehicle (for business or personal use), you must refrain from engaging in activities that distract you from driving. You must also comply with all federal, state and local laws concerning distracted driving and cell phone usage. To the extent the law permits you to use a cell phone while driving, you must use a hands-free device with voice-activated dialing features and comply with our Distracted Driver Policy.

Q&A

Q: Can a sexually oriented joke be considered a form of harassment?

A: Yes, especially if it is unwelcome. Jokes, cartoons, photographs, videos, emails or any other sexually related material should not be discussed, displayed or distributed anywhere in the workplace. You do not know who it might offend. What is funny or harmless to one person may be intimidating or offensive to another. Therefore, such material must be kept out of the workplace.

Contact

The HR Service Center

(877) HR-AT-WORK

(877) 472-8967

Policies

Harassment-Free Workplace Policy

Reporting Charges of Harassment

Distracted Driver Policy

Drugs, Alcohol, Violence

While at work, don’t use alcohol, illegal drugs or other substances that impair your ability to work safely and be at your best. We don’t allow the sale, distribution, purchase, possession or use of illegal drugs—or abuse of legally prescribed drugs—on The Hartford’s premises or while working off-site on Company business. When alcohol is served at Company events, you should always use good judgment and exercise moderation.

You have the right to feel safe and secure in the workplace, and we do not tolerate violence or threatening behavior at work. You should never engage in or threaten violent conduct or bring dangerous weapons or substances to any Company workplace location or off-site Company function.

Did You Know?

U.S. law prohibits financial services companies like The Hartford from employing or doing business with people who have been convicted of certain crimes, including those involving dishonesty or a breach of trust. If you have been convicted of any of the following, you must notify the Company through either your manager or a Human Resources representative:

•   Felony

•   Misdemeanor involving your conduct in the financial services industry

•   Crime involving dishonesty, breach of trust, violence, sexual misconduct or illegal possession of drugs, narcotics or firearms

In addition to this list, if you have ever participated in a pretrial diversion or intervention program in connection with a criminal prosecution involving dishonesty, breach of trust or money laundering, you must notify the Company.

If you know or believe in good faith that a fellow employee or business partner has been convicted of any of the crimes listed above, you should report this immediately to your manager or a Human Resources representative.

Q&A

Q: I overheard a coworker threatening another employee during an argument. I don’t want to get involved—can I just ignore the situation?

A: No. Everyone has the right to feel safe and secure while working at our Company. It is never appropriate to ignore threats of violence. In this case, immediately inform a manager or report it to Security at (877) 55B-SAFE.

Key Point

Immediately report situations to a manager, a Human Resources representative or Security at (877) 55B-SAFE.

Policies

Alcohol/Drug Abuse

Consumption of Alcohol at Company Functions

Security Procedures

Violence-Free Workplace

Working Remotely

Our remote work program allows employees to work from home or other nontraditional settings. Regardless of your work location, we trust that you will comply with the Code, our policies and all local laws that apply. Also, if you are a remote worker, you have additional responsibilities that must be met for you to stay in the remote work program.

At a minimum, remote workers are responsible for always meeting these requirements:

•   Protect The Hartford’s data and property in remote work environments

•   Bring only business-required Company data when traveling on business

•   Ensure all portable devices are password-protected and encrypted

•   Keep portable devices secured at all times

•   Dispose of documents and sensitive information when appropriate and according to records management policies

•   Ask for help when you need it

Keeping Your Personal Information Safe

The Hartford keeps medical and personnel records for every employee, including performance evaluations. These records must be kept strictly confidential. If you have access to such personal information, you should only allow disclosure to those who have a legitimate need-to-know business need or as required by law.

Retaining Employees

The Hartford values its employees and makes significant investments in attracting, developing and retaining them. Therefore we expect that executives of the company will not directly or indirectly solicit, encourage or induce any other employee of The Hartford to terminate employment with The Hartford. This restriction on employee solicitation applies while the executive is employed by The Hartford and for a one-year period following termination of the executive’s employment for any reason. We also expect that executives, as an owner, agent, employee, consultant or otherwise, will not solicit for employment, offer employment to or employ any person who is employed by The Hartford.

Q & A

Q: Is it okay for me to use a Company computer to look for something on the Internet when I am working from home?

A: Working from home is no different from working in an office location when it comes to appropriate behavior and the proper use of Company resources. The same guidelines that apply to protecting The Hartford’s assets and information apply regardless of your work location. Minimal personal use of Company equipment is acceptable provided it does not interfere with doing your job and the Internet sites accessed don’t contain inappropriate content. Please see the THIP Policy.

Policies

Remote Work Handbook

Policy on Access to Corporate Personnel Files

Policy on Access to Corporate Medical Records

Electronic and Other Communications

Our good reputation depends on our always being careful when creating email, voice mail, instant or text messages, and other written communications to avoid errors, misunderstandings and offensive language or content. You should use email, voice mail, instant and text messaging, and other messaging systems for business purposes. Personal usage should be kept to a minimum. All information—whether business or personal—that appears on The Hartford’s electronic systems, Company-issued mobile devices, equipment or social media networks is the property of The Hartford and is subject to review or disclosure at any time.

Social Networking

Your online social networking activities can potentially put reputations at risk—yours and The Hartford’s. The Social Media Policy guides your online activities. Keeping in mind that The Hartford can monitor and may become aware of your online activities and communications while using a device that it owns, the following are general principles you should always follow:

•        Never discuss or disclose any nonpublic information about The Hartford or our customers, shareholders, suppliers or fellow employees.

•        Don’t speak negatively about our Company, our customers, competitors or fellow employees.

•        Avoid posting any statement that conflicts with The Hartford’s interest or that may lead others to believe that you represent the Company’s official position—the Social Media Policy requires you to post a notice of your connection to The Hartford and a disclaimer that this is your opinion and not the Company’s.

•        Don’t engage in communications with fellow employees, customers or business partners in any way that involves inappropriate, harassing, abusive, threatening or intimidating conduct.

Key Point

If you engage in online social networking activities, you should consider our values of honesty, integrity and respect for individuals. Always use good judgment and common sense and be professional and respectful of others.

Policies

Electronic Communications Policy

Social Media Policy

III. Trusted in the Marketplace

The integrity of our business decisions is an important part of how we sustain trust with our customers, employees and business partners.

We always strive to:

•                  Recognize, avoid and report conflicts of interest as defined below

•                  Exercise caution when giving and receiving gifts and entertainment

•                  Compete fairly

•                  Be honest and open with customers and business partners

•                  Act with integrity in financial transactions

Conflicts of Interest

Recognize. You may have a conflict of interest when a relation-ship, financial interest, outside business activity or other personal consideration interferes with your ability to exercise good judgment and do your work effectively in the best interest of The Hartford.

Avoid. By acting with integrity, you’ll always avoid conflicts that might influence your business judgment. You should place the best interest of The Hartford and its customers above your own. Even the appearance of a conflict between your personal interest and the interest of the Company or a customer could have a negative impact on our reputation.

Report. Actual or potential conflicts of interest are not always clear. If you are concerned that your actions or activities could be seen as a conflict between your personal interests and the best interest of the Company, then you should immediately talk with your manager, your Enterprise Compliance Officer, or The Hartford’s Chief Ethics & Compliance Officer to determine the best course of action. It is your responsibility to understand when you are required to disclose a conflict of interest.

Key Point

Conflicts of interest may happen in a wide range of business situations. Because it is not possible to identify all situations that could create a conflict or the appearance of one, we rely mainly on your good judgment and integrity to avoid conflicts.

Contacts

Chief Ethics & Compliance Officer

Patricia A. McEvoy

(860) 547-8822

Enterprise Compliance Officers

Outside Employment

Outside employment opportunities can present a conflict where your loyalty and productivity can become divided between The Hartford’s interest and your outside employment interests. Without prior approval by your manager and The Hartford’s Chief Ethics & Compliance Officer, you may not:

•                  Work as an employee or consultant, or in any other capacity, whether paid or unpaid, for a competitor or business partner.

•                  “Commercially” market or supply products or services to The Hartford, or engage in any business or activity that directly competes with The Hartford’s business. An activity is “commercial” if you receive any form of payment for those products or services.

•                  Represent The Hartford in any transaction involving a competitor or business partner if you are seeking employment with that competitor or business partner.

•                  Engage in the private practice of law or accounting. If you want to practice law or accounting on your own time, you must fully disclose your intention and obtain prior approval from your manager and The Hartford’s Chief Ethics & Compliance Officer.

•                  Represent a client or other person in any legal proceeding or provide testimony as an expert witness in a matter, whether or not involving The Hartford, in which you advocate a position that is adverse to the Company. Any employee requested to provide testimony, either orally or in writing, as an expert witness must disclose to, and obtain the approval of, the Director of Litigation prior to providing such testimony.

Please see the sidebar for contacts that can help with conflict matters.

Use of Company Resources

Company resources such as facilities, computers, phones and staff should be used only for legitimate Company business or activities, with personal usage kept to a minimum. If you are approved for outside employment or business activities, or the private practice of law or accounting, you should only pursue them on your own time, using your own resources. You cannot use The Hartford’s name, logo, proprietary information, office space, facilities, staff, vehicles, telephones, computers, supplies or any other resources or equipment without Company consent.

Contacts

Chief Ethics & Compliance Officer

Patricia A. McEvoy

(860) 547-8822

Senior Vice President & Director of Litigation

Jim Heavner

(860) 547-5313

Enterprise Compliance Officers

Board Memberships

For-Profit Organizations/Serving as a Company Representative. You need The Hartford’s consent to serve as a member of the board of directors of an outside, for-profit organization. To avoid conflicts, The Hartford rarely gives consent in such situations. However, sometimes you may be requested to represent the Company on the board of directors or to serve in a similar executive position for a for-profit company, trade organization or other business related group to further a Company financial or strategic interest.

If you are approved to serve as a director or executive, you should excuse yourself from participating in any discussions or decisions about matters that could be in conflict with The Hartford’s interest. Company approval of your request to serve on an outside board does not mean The Hartford endorses or supports any action you take in that capacity.

Nonprofit and Civic Organizations. We encourage you to volunteer with community, educational, charitable, civic or other nonprofit organizations. You don’t need Company consent to serve as a board member or in any other capacity for a civic or nonprofit organization unless there is an actual conflict or appearance of a conflict with The Hartford’s interest. However, you should discuss this with your manager to ensure it does not conflict with the performance of your job duties. If you are unsure whether your service would be a conflict or appear to be a conflict, you should check with your manager or The Hartford’s Chief Ethics & Compliance Officer.

While serving as a director for a nonprofit or civic organization, you should make it clear that you are serving in your individual capacity and that you don’t represent the Company in that capacity. You should excuse yourself from participating in any discussions or decisions about matters that could be a conflict with The Hartford’s interest. You should report any actual or potential conflicts to The Hartford’s Chief Ethics & Compliance Officer. You should also be careful not to let your volunteer work interfere with your job responsibilities or involve the use of Company resources.

Q&A

Q: What do I need to know about serving on a board of directors?

A: Prior to agreeing to serve on a board of directors, you should discuss it with your manager and inform The Hartford’s Chief Ethics & Compliance Officer. Employees at Tiers 1-5 must complete a general information form for the Company’s records to ensure that your activities do not present a conflict of interest.

You are not automatically entitled to Directors and Officers liability coverage under the Company’s D&O program. You need to check with the organization on whose board you will be serving to ensure that you receive the appropriate insurance coverage. If you wish to be covered under the Company’s D&O program, you must submit a request to the Corporate Risk Management Department. Generally, employees will not receive D&O coverage unless they are serving on an outside board at the request, or on behalf, of The Hartford.

Contacts

Chief Ethics & Compliance Officer

Patricia A. McEvoy

(860) 547-8822

Vice President, Corporate Risk Management

Chris Mango

(860) 520-2990

Enterprise Compliance Officers

Financial Interests

Your investments and financial interests can influence your decisions. To avoid conflicts with The Hartford’s interests, you may not, without Company consent, either directly or through an immediate family member, have a financial interest in any other business, organization or activity that may be affected by your actions or decisions while working for The Hartford. In addition, employees may not, without the Company’s consent, have a significant financial interest in any competitor or business partner of The Hartford.

You have to report to The Hartford’s Chief Ethics & Compliance Officer any financial interest in any vendor or business partner for which you have substantial procurement or contracting responsibilities or the ability to substantially influence the procurement process, or any significant financial interest in any competitor or business partner of The Hartford.

“Immediate family member” means any person living in the employee’s household (other than a tenant or employee) who is related by blood or marriage, including a spouse, child, stepchild, parent, stepparent, sibling, mother- or father-in-law, son-or daughter-in-law, or sister- or brother-in-law.

A “financial interest” means any monetary interest in any business, corporation, organization, entity or activity, other than The Hartford, including but not limited to salary, loan, equity (e.g., stocks or stock options in any publicly traded or private company), or any other form of ownership interest or compensation arrangement.

A “business partner” means any agent, vendor, supplier or independent contractor that provides products or services to or on behalf of The Hartford.

A financial interest is “significant” if the fair market value of the interest is more than:

•                  The amount of the employee’s annual base salary or five percent (5%) of the employee’s total net worth, whichever is the lesser, or

•                  A five percent (5%) ownership interest in the competitor or business partner

In determining a “significant financial interest,” employees should aggregate the known financial interests of their immediate family members with their own holdings.

Key Point

Financial interests do not include:

•                  Securities of any business that are held indirectly in a mutual fund or other diversified investment vehicle

•                  For employees in Tiers 6-12, securities of a competitor or business partner that are held in an investment savings plan, retirement account, or any other employee benefit plan of the competitor or business partner, unless the employee exercises substantial procurement or contracting responsibilities concerning the competitor or business partner

Contact

Chief Ethics & Compliance Officer

Patricia A. McEvoy

(860) 547-8822

Loans to Employees and Executive Officers

Conflicts of interest may arise if The Hartford makes personal loans, extensions of credit or loan guarantees to employees or their immediate family members. With the exception of loans permitted under a Company employee benefit plan, the Company cannot make personal loans or other extensions of credit to employees or their immediate family members, unless approved beforehand by the General Counsel and The Hartford’s Chief Ethics & Compliance Officer.

Corporate Opportunities

Respecting your colleagues and The Hartford includes always looking to advance the business interests of the Company over your own. You should never compete with The Hartford and never use the Company’s property, information or position for personal gain. You may not take for yourself, or direct to a family member or other person, a business opportunity that you discovered while working at The Hartford, unless the Company has already been offered the opportunity and turned it down.

Contacts

Executive Vice President & General Counsel

Alan Kreczko

(860) 547-5374

Chief Ethics & Compliance Officer

Patricia A. McEvoy

(860) 547-8822

Policies

Employee Involvement in New Ventures Policy

Personal Relationships at Work

To ensure our commitment to fairness, closely related persons cannot work at The Hartford if one person has management control over the other person’s employment or if they share responsibilities for financial or audit controls, unless approved by Human Resources and the Law Department.

Disclosing Conflicts of Interest

It’s important to be open and honest about conflicts of interest. If there is an actual or potential conflict, or something that appears to be a conflict, you must:

•                  Promptly and completely disclose it to your manager and/or The Hartford’s Chief Ethics & Compliance Officer

•                  Not wait until the annual conflict of interest certification process to disclose any conflict

•                  Remove yourself from the conflict situation until you can disclose the circumstances and receive further guidance

After disclosing a potential conflict, you may be required to discontinue any prohibited activities or outside employment and/or to divest any financial interest that might be seen as compromising your ability to perform your job duties in a fair and objective manner.

Executive Officers with reporting obligations under Section 16 of The Securities Exchange Act, who have conflicts of interest, or transactions or relationships that would appear to be a conflict must follow the Policy for the Review, Approval or Ratification of Transactions with Related Persons.

Q&A

Q: I have a personal side business that I conduct from home on the weekends. Do I need to disclose my activities?

A: It is appropriate for you to have a business of your own when you are not at work, but you need to disclose the situation to your manager if it presents a conflict of interest or if your business will compete against or sell products or services to The Hartford, or if spending time on the business interferes with your ability to perform your Company duties. Otherwise, if there is no conflict of interest or competition issue, you are not required to disclose. Additionally, you should not use any Company resources for your business.

Policies

FOR ALL EMPLOYEES

Policy on Close Personal Relationships in the Workplace

FOR ALL EXECUTIVES

Policy for the Review, Approval or Ratification of Transactions with Related Persons

Gifts and Entertainment

Gifts and entertainment are broadly defined to include, but are not limited to, trips, entertainment, benefits, events and any other gratuitous item or thing of value. An example of a gift is giving tickets to an event, such as a concert or the theater, to an agent, but not attending the event yourself. An example of providing entertainment is inviting an agent to an event, such as a formal dinner, and accompanying the agent to the event.

Modest gifts and appropriate entertainment can help build business relationships. However, whether given or received, gifts and entertainment should never improperly influence business decisions. You can always feel free to ask questions about the appropriateness of gifts or entertainment—talk with your manager or your Enterprise Compliance Officer. Remember, it’s your responsibility to ask for approval of certain gifts and entertainment—don’t wait for your manager or anyone else to raise the issue. If you are a manager granting the written approval of a gift, you must provide a copy to your Enterprise Compliance Officer, who keeps a record of all gift activity.

It is important to understand and respect the gifts and entertainment policies of our business partners and customers—don’t create situations that may violate those policies.

Gift Guidelines:

•                  You may accept inexpensive gifts of a promotional nature or gifts that are considered customary, reasonable and proper under particular business circumstances.

•                  As a general rule, giving or receiving a gift having a value over US$100, in any individual situation, is considered beyond what is customary, reasonable and proper.

•                  You must get written approval from your manager or your Enterprise Compliance Officer before accepting or giving a gift that might have a value over US$100. If obtaining prior approval is not practical, you must get approval as soon as possible afterwards.

•                  Never accept or give any gift of cash or cash equivalents such as gift certificates that can be converted to cash, loans or stock options. However, gift cards or certificates that can only be used to purchase merchandise are acceptable within the US$100 limit.

Q&A

Q: I received tickets from a business partner for a sporting event or show, but the partner is not attending the event with me. Which limit applies—the gift limit or the entertainment limit?

A: If you are simply accepting tickets from a business partner, the US$100 gift limit applies.

Contacts

Chief Ethics & Compliance Officer

Patricia A. McEvoy

(860) 547-8822

Enterprise Compliance Officers

Policies

Policy on Business Partner Gifts

Travel & Expense Pre-Approval Authorization Form

Travel & Expense Policy and Procedures

•        The Hartford’s gift policy applies to gifts to and from third parties and not to the Company’s internal rewards and recognition program.

Entertainment Guidelines:

•        Entertainment, whether you provide or accept it, should always have a legitimate business purpose.

•        You can accept from or provide a reasonable level of entertainment to business partners unless your business unit/department has more restrictive guidelines.

•        Always use good judgment in offering or accepting entertainment—it should never be viewed as lavish, unusual or extravagant.

Any entertainment for a single event with a value exceeding US$250 per person must be approved, in advance whenever possible, by a manager who reports directly to a member of the Executive Leadership Team. Such entertainment must not be offered or accepted if the employee knows that it would be prohibited by the specific policies of the other party. The Hartford’s Travel & Expense Policy and Procedures govern employee expense reimbursement. Entertainment expenses are routinely reviewed for appropriateness during the reimbursement process and are subject to subsequent review by the Internal Audit Department.

Frequent business entertainment or gifts given to or received from the same party, even if within the acceptable monetary threshold in each instance, may still be considered a conflict of interest. For approval of gifts and entertainment that exceed the monetary limits set forth above, employees should use the Travel & Expense Pre-Approval Authorization Form to document the required approval.

Q&A

Q: I want to take some agents to play a round of golf followed by dinner. Should I include both of these events in calculating the US$250 limit on entertainment?

A: Yes. The golf and the dinner outing are considered a “single event” and are subject to the US$250 per person limit on entertainment.

Did You Know?

The term “reasonable” level of entertainment can vary depending on the situation and the level and/or corporate positions of the parties involved, but the value of such entertainment should not exceed US$250 per person for a single event.

Competitors and Business Partners

We pride ourselves on the quality of our products and services, and we are committed to fair competition and ethical sales practices. You are expected to deal fairly with all customers and business partners, and to render a level of service that, in the same circumstances, The Hartford would demand for itself.

We maintain a supervisory system for our business operations in order to monitor appropriate compliance. Our internal policies and procedures are regularly subjected to internal auditing and monitoring as part of that supervisory process. You are expected to comply with all applicable legal requirements and Company policies in the sale and marketing of The Hartford’s products and services and in the operation of our businesses generally.

Fair Competition

We always want to win business fairly—never through illegal or improper practices. To maintain our reputation for integrity in the marketplace:

•        Be truthful about the benefits, advantages, conditions or terms of our products and services—never misrepresent the facts.

•        Provide accurate quotes.

•        Be fair in rating or placing insurance—never discriminate on the basis of peoples’ differences (color, race, gender, etc.).

•        When recommending an insurance product, be sure that it properly suits the customer given his/her known personal circumstances, insurance objectives and/or financial situation.

•        When providing sales or advertising materials, be sure that all the information is accurate and complete—and never deceptive or misleading.

•        Do not make false statements or misrepresentations about competitors or their products and services.

•        Do not improperly obtain and/or use a competitor’s trade secrets or other confidential or proprietary information.

Unfair practices not only damage trust in you and The Hartford, they may violate the law and can lead to civil and criminal penalties.

Key Point

Ethical sales practices are an essential part of our way of doing business. You should never attempt to gain a competitive advantage through the use of illegal, unethical or improper business practices. You must always represent The Hartford and its products fairly and accurately, and refrain from making misleading or disparaging comments about our competitors.

Contacts

Chief Ethics & Compliance Officer

Patricia A. McEvoy

(860) 547-8822

Enterprise Compliance Officers

Antitrust Laws

We always want to win business fairly—where no one gains an advantage because of improper agreements with competitors, price-fixing or other unlawful practices. Such conduct is strictly prohibited.

When working with competitors, agents, brokers or other intermediaries, you should never:

•        Agree to fix prices, terms or conditions of insurance or services

•        Agree to divide markets or allocate customers or territories among competitors

•        Agree to boycott a vendor or a customer in any market

•        Provide quotes that are based on an assurance that the quote will not be accepted

•        Require a customer to use one of our products or services on an exclusive basis

Any transaction that involves tying a customer’s purchase of one of the Company’s products or services to the purchase of another product or service requires the prior review and approval of the Law Department.

Always report immediately any unethical or questionable request by any agent, broker or other distribution partner.

Did You Know?

Violations of antitrust laws can lead to severe disciplinary action, including termination, and criminal penalties, including fines and imprisonment. Any questions about the application or interpretation of any antitrust laws should be directed to the Law Department for appropriate guidance.

Policies

Antitrust Compliance Guidelines

Antitrust Compliance Guidelines for Collection of Competitor Intelligence

Antitrust Compliance Guidelines for Participation in Professional Associations

Antitrust Compliance Guidelines for Industry Meetings Hosted by The Hartford

Competitors’ Information

Gathering competitive information must be done legally, honestly and with integrity. We should be truthful about who we are and who we work for when obtaining such information. Always ask yourself if the information you gather or receive appears to be confidential and whether it could have come to you via improper means. You should never compromise our values by obtaining competitive intelligence through theft, trespass or the receipt of stolen property; blackmail, bribery or other improper inducement; wiretapping or other forms of eavesdropping; or violation of a non-disclosure agreement.

Quoting Practices

Our quotes should demonstrate our integrity. You should only provide quotes to agents or brokers on legitimate potential business for The Hartford. Here are some guidelines:

•        Never provide a quote to an agent or broker if you believe the quote may be used to mislead a customer about the true range of available options.

•        Never provide a quote based on assurances from an agent, broker or other intermediary that the quote will not be selected.

•        Every quote must be underwritten for each insurance risk and priced on its own merits.

•        You may provide a pricing illustration if it is a good-faith estimate of the premium that would be charged based on information available at the time, and if you present it as a “nonbinding” indication that is subject to further underwriting review before a final quote can be offered.

•        When the underwriting review is complete, provide brokers and agents a declination or definitive quote at the appropriate price for the specific risk, making clear any conditions that apply to the quote.

•        Don’t revise a submitted quote unless you become aware of additional relevant underwriting information and the reasons for revising the quote are properly documented.

•        Final quotes must be delivered in writing and clearly indicate the specific terms and conditions that are applicable to that quote.

Key Point

You should notify your manager whenever you receive information that you have reason to believe is confidential or proprietary from another individual or company outside of the normal course of your job performance. You should not use that information, other than for the specific purpose(s) agreed to by the party providing that information, unless the material is deemed to be information generally available to the public.

Policies

Quote Guiding Principles

Competing Globally With Integrity

Bribes or Illegal Payments:

We always want to win business honestly—never through bribes, kickbacks or illegal payments. You may never offer, solicit or accept a bribe. A bribe can be cash or anything of value. It can also be anything that is offered or accepted as part of an agreement to do or not to do something—also known as a “quid pro quo.”

Never use improper means to influence anyone’s business judgement. All of us at The Hartford and our business partners must comply with the Foreign Corrupt Practices Act (FCPA). The FCPA prohibits improper payments to any non-U.S. official, political party or candidate to obtain or retain business or other improper advantage. Examples of illegal activities under the FCPA include:

•        Illegal customer rebates

•        Bribes and kickbacks

•        Manipulation of sales, earnings or other financial data

•        Keeping false records that attempt to disguise illegal payments

You should never use any third party, including family and friends, to facilitate any of these illegal payments or actions.

When working with any third party, you should always:

•        Be aware of suspicious or unusual activity—also known as “red flags”

•        Be aware of the agent’s reputation

•        Obtain an opinion from counsel that contracting with the agent does not violate the law

•        Ensure that your agents’ contracts require them to follow the law absolutely

Did You Know?

Respect Local Laws and Customs. When working in the global environment, you will encounter laws and customs different from those in the U.S. We must respect both the laws and the customs of all of the jurisdictions in which we do business. If a local law or custom appears to conflict with any provision of the Code, Company policy or U.S. law, you should contact your manager or The Hartford’s Chief Ethics & Compliance Officer prior to taking any action.

Key Points

Examples of “red flags”:

•        Agent refuses to accept an FCPA clause in its contract

•        Has a reputation for bribery or breaking laws

•        Has a close relationship with senior foreign officials

•        Is paid unusually high commissions

•        Requests payment in an account outside of country of residence

•        Has undisclosed principals or subcontractors with whom it splits fees

Contacts

Chief Ethics & Compliance Officer

Patricia A. McEvoy

(860) 547-8822

Senior Vice President & Director of Government Affairs

Jay Rosenblum

(860) 547-5480

Policies

Foreign Business Practices Standard

Money Laundering and Terrorist Financing:

Money laundering funnels money from criminal activities into the financial system to make those funds appear to have come from legitimate sources. Terrorist financing includes the funding of terrorists, their organizations and activities using either legitimate or criminal sources. This financing may include any kind of asset in any form, including money orders, mutual fund shares, securities, annuities and life insurance policies.

We must always be on alert to combat money laundering, terrorist financing and other financial crimes. You may never knowingly facilitate or participate in any money laundering, terrorist financing or other criminal activity. Your responsibilities include:

•   Recognizing suspicious or unusual activity

•        Immediately reporting any red flags—this information is time sensitive

•        Making reasonable efforts to know the true identity of all customers

Q&A

Q: How can I spot suspected money laundering or terrorist financing activity and avoid inadvertent involvement?

A: The key is to know your customer. Know your customer’s identity, sources of funds, and anticipated account activity, and the actual account behaviors in which your customer is likely or not likely to engage.

To know your customer, ask the questions you think are necessary for the customer type in order to establish clear expectations for that customer’s future activities and transactions. For example: Ask about the source of funds, including income from employment and investments, so you have the information to determine whether account inflows are consistent with the customer’s financial status. Ask about the customer’s spending needs to understand future withdrawal patterns. Ask about the customer’s investment strategies so that unusual activities can be identified. And, once your customer has opened an account, your responsibilities continue through the life of the relationship. Monitoring our clients’ account activity not only helps us spot unusual activities, it also makes good business sense. The more you know about your customers, the better you can serve their needs.

Q&A

Q: What does suspicious activity look like?

A: Red flags for suspicious activity include:

•        The purchase of an insurance product that a customer doesn’t need

•        Unusual payment methods, such as cash multiples or cash equivalents

•        Early termination of a product (including during the free look period), especially at a cost to the customer

•        The transfer of the benefit of a product to an apparently unrelated third party

•        A customer who shows little concern for the investment performance of a product, but a great deal of concern about the early termination features of the product

•        A customer who is reluctant to provide identifying information when purchasing a product, or who provides minimal or seemingly fictitious information

•        A customer who borrows the maximum amount available under a product soon after purchase

Policies

AML Policy

AML Standards

Trade Sanction Requirements:

We respect our government’s policies on trade sanctions. Trade sanction programs prohibit The Hartford from conducting a variety of commercial activities with certain countries, entities and individuals. They include specific rules relating to insurance transactions. To determine whether a particular country, individual or organization is subject to these restrictions, The Hartford has a variety of procedures in place throughout our business operations to ensure that all customer names, vendors, payments, etc., are scanned against the Office of Foreign Assets Control (OFAC) Specially Designated Nationals and Blocked Persons (SDN) List to prevent prohibited transactions with individuals or entities named on the list. Scanning procedures are performed daily on our various administrative, premium and claim payment processing systems. Any questions concerning any situation that may involve a prohibited transaction should be immediately referred to your manager.

Q&A

Q: Do OFAC rules apply to U.S. citizens working or living abroad?

A: Yes. OFAC rules apply to “U.S. persons” wherever they’re located, whether in the United States or abroad. This means that U.S. nationals traveling abroad on business carry their nationality and OFAC restrictions with them. U.S. nationals working as employees, officers, or directors of offshore companies also need to be aware that their involvement in transactions may violate U.S. sanctions even if their employer isn’t subject to OFAC jurisdiction.

Contacts

AML/OFAC Compliance Unit

(651) 738-5401

Chief Ethics & Compliance Officer

Patricia A. McEvoy

(860) 547-8822

Policies

Economic Sanctions Policy

IV. Trusted with Our Stakeholders

Our stakeholders trust us, and rely on us, in many ways—to safeguard their assets, to maintain accurate records and financial information and to use resources wisely. We have to earn that trust every day.

We always:

•      Keep confidential, proprietary and sensitive information private and secure

•      Keep accurate records

•      Carefully report financial information

•      Avoid insider trading

•      Use Company funds wisely

•      Conduct vigilant and fair investigations

•      Comply with all relevant environmental laws

Information, Privacy and Security

Trust means that we owe it to ourselves and our stakeholders to rigorously protect our information. Our information assets include all types of information—about employees, customers, business partners, business operations and plans, financial data and statistics.

Information can exist in electronic, physical or other forms. We are guided by applicable laws and corporate policies in determining who is provided access to or use of information. If you or any business partner has access to Company information assets, we rely on you to:

•      Understand and follow the standards, policies and procedures that tell you how to protect, use, store, transmit, share and destroy information assets.

•      Use and disclose information assets only as necessary to perform your job duties.

Q&A

Q: I work in an area where we send reports containing a customer’s name and medical information to a vendor. Sometimes we send these reports via email, and other times we send them on a CD. Since the information we are sending does not include the customer’s social security number, is it okay to send it unencrypted?

A: No, it is not okay to send unencrypted, sensitive customer information. The Hartford’s information protection policies require that you encrypt sensitive or confidential information, including information about our customers and employees, before it leaves The Hartford.

Contacts

Report Information Security Events to the Infrastructure Solutions Department at 1-(855) 893-4357

iProtect (information protection intranet site)

Corporate Privacy Office intranet site

Policies

Information Security Event Reporting Policy

Privacy and Information Protection Resource Guide

•      Be aware of any agreements that restrict the ways we can share certain information.

•      Understand and follow the rules for maintaining and retaining records found in the Policy on Records Management.

You can always get help on information protection issues and questions from The Hartford Information Protection (THIP) Department or by consulting your Compliance Officer. You should visit iProtect, our intranet site dedicated to information protection, including more about standards, policies and procedures.

Always keep in mind the following standards:

•      If you have access to customer information, you may have to comply with more restrictive rules about maintaining confidentiality, because nondisclosure agreements and state/federal privacy laws may restrict the ways we can share that information.

•      You shouldn’t allow the unauthorized reproduction of software or other copyrighted or trademarked materials, or any other unauthorized use of any intellectual property of the Company.

Did You Know?

Reporting. You must report any potential unauthorized access to or disclosure of an individual’s personal information by calling the Infrastructure Solutions Department at 1-(855) 893-4357.

Other resources. To learn more about the information you must protect, visit iProtect. You can find our privacy policy and standards on our Privacy intranet site.

You must read and understand the Customer Privacy Notice. It is our promise to our customers regarding how we will use and share their personal information.

Ask for Help. For privacy issues, you can email the Corporate Privacy Office at corporateprivacyoffice@thehartford.com or call the office at (860) 843-6768. You can also contact The Hartford’s Chief Ethics & Compliance Officer at (860) 520-2656. If you have any questions regarding information protection, please contact your Information Protection Manager or our Chief Information Security Officer at (860) 547-2019.

Key Points

Information you must encrypt includes:

•                  Social Security numbers and credit/debit card numbers—whether alone or in combination with an individual’s last name and first name or first initial, or other information that would allow the individual to be identified, such as address or telephone number

•                  User or log-in ID and account or policy number if these are combined with a password or PIN that would allow access to the account or policy

•                  An individual’s last name and first name or first initial, or other information that would allow the individual to be identified, such as address or telephone number, in combination with other personally identifiable information data elements

See The Hartford’s Policy on Encryption if you have further questions.

•                  If you leave The Hartford, you can’t remove, copy or disclose any proprietary or confidential Company or customer information.

Our customers (including The Hartford mutual funds and retirement plans and college savings accounts that we administer) and fellow employees trust us with their personal information. Also, we have access to sensitive Company information such as facts about business plans and operations, and information about our business partners. We must always keep this information secure and confidential.

Records Management

Acting with integrity includes always preparing business documents and records honestly, accurately and completely. You should retain documents and records in a way that allows efficient retrieval whenever necessary. Please read and follow our Policy on Records Management—it ensures that records are kept as long as required by law and as reasonably necessary to conduct our business.

Our duties to our customers and shareholders also require that you:

•                  Never tamper with, manipulate, alter, conceal, remove or destroy original records before the end of the applicable retention period.

•                  Never make a false or misleading entry in a Company report or record.

•                  Never knowingly alter, destroy or conceal any record or document, or attempt to do so, to affect the record’s integrity or availability for use in an official proceeding.

•                  Never sell, transfer or dispose of Company assets without proper documentation and authorization.

Did You Know?

Business records include information in any form—hard copies, electronic records, emails, instant messages, computer hard drives, backup copies or videotapes.

The Hartford’s records include customer information, underwriting, pricing and claims information, travel and entertainment records, bills, vouchers, payroll and benefits records and regulatory data. They also include information provided to customers, agents, vendors, shareholders, governmental and regulatory authorities, and other third parties.

Policies

Policy on Records Management

Policies on Information Protection

Reporting Financial Information

Our shareholders, our business partners, regulators and the public rely on the accuracy of our financial reports to make decisions. We all must help ensure that reporting of business information, in electronic, paper or other form, is accurate, timely and easily understood.

For The Hartford to maintain effective internal controls for making accurate financial reports, it is your responsibility to always:

•                  Safeguard all Company assets within your control.

•                  Be certain that all transactions are authorized by management and are properly recorded.

•                  Keep honest, accurate and complete financial records.

•                  Immediately report concerns or violations regarding accounting, internal controls or auditing matters.

Forbidden Payments

You may not take or approve any action that will require payment from corporate funds if such expenditure is not authorized or reimbursable under Company policy.

Key Points

•                  Never allow or facilitate the creation of undisclosed or unrecorded funds for any purpose.

•                  Never place any Company funds in any personal or non-corporate account.

•                  Never attempt to influence, coerce, mislead or interfere with the auditing of Company financial statements.

Insider Trading

Buying or selling securities based on inside information is illegal and dishonest and erodes trust in the marketplace—that’s why we never do it. Our insider trading policy and pre-clearance rules are on iConnect, but the main principle is simple—you and your immediate family members are prohibited from disclosing or using any confidential information gained in the course of your employment for buying or selling securities. You must follow the Company’s established insider trading pre-clearance rules. If you have any questions about buying or selling The Hartford securities, you should contact the Director of Corporate Law.

Also, it’s important to protect and control the distribution of material nonpublic and other sensitive information. Failure to control this kind of information could not only undermine the hard work of our Company leaders in communicating with the markets, but in certain circumstances it could also violate the federal securities laws. You must follow Company guidelines for communications in any form, including publication on iConnect, email and voice mail distributions, slideshow presentations, conference calls, incorporation in marketing materials, media interviews or otherwise.

You must obtain prior approval from Corporate Law to disseminate materials containing information about the Company’s capital, financial results, ratings or strategy, whether or not previously published, to an internal audience of greater than 25 individuals or to ANY external audience. In addition, you must seek legal advice before issuing, even internally, any communications containing material nonpublic information, including previously unpublished information about the financial condition or results of the Company or any of its businesses, financial outlooks or business plans, to anyone other than the team preparing it.

The review process is coordinated by marketing and/or communication functions within each line of business. Please continue to coordinate this review through your communications support team, and remember to allow sufficient advance time for these and other required reviews.

Key Definition

Material nonpublic information includes or comprises any information that an investor might consider relevant to making a decision to invest in The Hartford’s stock. If you have any doubts about this legal standard, please arrange legal review with Media Relations.

Contacts

Vice President, Associate General Counsel, Corporate Law
Donald C. Hunt
(860) 547-5040

Vice President, Media Relations
Shannon LaPierre
(860) 547-5624

Policies

Insider Trading Policies

Company Funds—Travel & Expenses

Our shareholders rely on us to be sure that The Hartford receives good value when spending the Company’s money. You should keep honest, accurate and complete records of all business- related transactions and only seek reimbursement for actual, reasonable and authorized business expenses—never misrepresent facts or falsify information on expense reports.

Investigations and Legal Proceedings

Maintaining trust in The Hartford requires that any allegation of ethical misconduct, non-compliance with the Company’s legal or regulatory obligations, or other violations of the Code by any Company employee or business partner be investigated promptly and thoroughly. If you suspect that any unethical, non-compliant or illegal conduct has occurred, you should report it immediately. See reporting procedures on page 5.

Also, if you learn that the Company is the subject of a government investigation, inquiry or proceeding, or if you receive a subpoena or other request for documents or information from any governmental, regulatory or law enforcement agency concerning the Company’s business operations, you should report it immediately to The Hartford’s Law Department or The Hartford’s Chief Ethics & Compliance Officer.

Key Points

Participation in an Investigation. You must always cooperate fully with any internal investigation conducted by the Company. You are also expected to cooperate fully, if you are requested to do so, with any governmental, regulatory or law enforcement agency’s investigation of the Company’s business. Always be truthful in all your dealings with internal or government investigators. You must:

•                  Never make any false or misleading statements

•                  Never destroy, alter or conceal any documents or other possible evidence

•                  Never obstruct or interfere with any investigation or inquiry

•                  Never try to cause anyone to destroy evidence, provide false or misleading information, or obstruct an investigation in any way

Failure to cooperate can lead to disciplinary action up to and including termination.

Contacts

Chief Ethics & Compliance Officer

Patricia A. McEvoy

(860) 547-8822

Vice President Special Investigations

Timothy Barry

(860) 547-6095

Senior Vice President & Director of Litigation

Jim Heavner

(860) 547-5313

Litigation Compliance Consultant

Michael Johnson

(860) 547-2270

Policies

Travel & Expense Pre-Approval Authorization Form

Travel & Expense Policy and Procedures

Do not conduct your own investigation. The Law, Internal Audit and Human Resources departments are the only groups authorized to conduct internal investigations or investigations of business partners. These groups will determine whether an investigation is necessary and, if so, how it will be conducted. The Hartford will also decide whether the results of an investigation require (1) reporting the incident to any law enforcement or regulatory authority, (2) disciplining any employees or business partners, or (3) implementing corrective action to detect and prevent similar conduct from occurring in the future.

Environmental Impact

Sustaining our business far into the future requires us to use resources wisely and protect our natural environment—it is also the right thing to do. We comply with all relevant environmental laws, and we encourage employees to reduce waste and conserve energy.

Policies

The Hartford’s Sustainability Report

V.    Trusted in Our Communities

The best relationships are built on trust. We want the communities in which we do business to know that they can always rely on The Hartford.

We always:

•      Act with care in our government relationships

•      Share information properly

Government Relationships

When representing The Hartford, we must be careful and respectful in our relationships with government officials and employees. Not only are government relationships vital to our business, but how you interact with government officials and employees can have a negative effect on the Company and yourself. If you have any contact with government officials or employees, you must be aware of and comply with the standards outlined here and in our policies.

Important Link

Government Affairs

intranet site

Contacts

Chief Ethics & Compliance Officer

Patricia A. McEvoy

(860) 547-8822

Senior Vice President & Director of Government Affairs

Jay Rosenblum

(860) 547-5480

Contact with Government Officials

You must always get approval from the Government Affairs Unit before engaging in any of the following activities with government officials and employees on behalf of The Hartford:

•                  Making contacts intended to influence legislation, regulatory policy or rulemaking, including grassroots lobbying

•                  Making contacts with senior-level state and federal insurance department officials and their staffs

•                  Hiring outside counsel, public affairs firms or consultants to lobby government officials in connection with legislation, regulatory policy or rulemaking, or to promote the sale of The Hartford’s products

Prior approval from the Government Affairs Unit before making such contacts is required to comply with lobbying registration and filing requirements, as well as to document lobbying activity for tax purposes.

To request approval before making a government contact or for any questions about the rules and exceptions, please contact the Government Affairs Unit. Please see the sidebar for contact details.

Gifts & Entertainment for Government Officials

Government officials and employees are subject to strict requirements prohibiting acceptance of entertainment, meals, gifts and other things of value from anyone with whom the government does business or over whom they have regulatory authority.

Before you can offer any gifts, gratuities or entertainment, even of a token nature, for the personal use of any government officials or employees, you must get authorization from the Government Affairs Unit. You should never engage in any activity that could be perceived as an attempt to improperly influence, obtain or reward favorable treatment by government officials or employees.

Restrictions may apply to any government entity that is a current or prospective customer or is subject to our lobbying efforts.

Contact GovernmentAffairsCommunications@thehartford.com to begin the authorization process.

Key Points

If you are involved in sales activities with the government, you may be subject to state lobbying and gift laws. Before contacting any government officials or employees related to those sales or submitting bids or sales documents on behalf of The Hartford, you must first consult with your line of business compliance officer, who will then contact Government Affairs.

Contacts with state insurance departments and other government agencies to comply with routine regulatory requirements, such as market conduct exams or data calls, don’t require clearance from the Government Affairs Unit.

Important Link

Government Affairs Unit

Pay-to-Play Restrictions

It is important to know your compliance requirements before making any political contributions. In recent years, an increasing number of state and local governments have passed so-called pay-to-play campaign finance laws that may affect the Company’s executives and their close relatives. In addition to those state and local pay-to-play laws, we must also abide by Securities and Exchange Commission (“SEC”) Rule 206(4)-5 (“SEC Pay-to-Play Rule”), which addresses activity by investment advisers who do business with government entities and the use of placement agents. Collectively, these federal, state and local laws restrict the ability of “principals” of The Hartford (and their spouses and minor children) to contribute directly or indirectly, or solicit others to contribute, to the campaigns of candidates for state or local office. Pay-to-play laws apply to these “principals”:

•                  Executives in Tiers 1–5

•                  Officers of any company of The Hartford

•                  Employees providing investment advisory services in connection with state and local government business, including, but not limited to all employees of The Hartford Investment Management Company

•                  Employees who are responsible for soliciting or negotiating state and local contracts

•                  Employees who supervise non-employees who solicit state and local contracts

•                  Employees notified by The Hartford of their designation as “Covered Associates” as that term is defined by the SEC Pay-to-Play Rule

If you are a “Principal” as defined above, you must obtain clearance from the Government Affairs Unit before you, your spouse or dependent child engages in certain political activity, including making any contribution (including but not limited to in-kind contributions); coordinating contributions, soliciting contributions; establishing, controlling or being involved with a political action committee or any other entity that makes contributions (other than The Hartford’s PACs, The Hartford Advocates Fund and The Hartford Advocates Federal Fund.); and engaging in any fundraising with respect to a state or local candidate, candidate committee or political party committee. If you are a

Did You Know?

Failure to comply with pay-to-play laws may prevent The Hartford from competing for business with city and state governments. To protect The Hartford’s ability to keep and compete for business, make sure you get pre-clearance before engaging in certain political activity as defined.

Resources. To obtain clearance for political contributions, submit a Political Contribution/Activity Authorization Request to the Corporate Compliance Unit. Also please see the Guidelines about the pay-to-play laws and the potential consequences to you and to The Hartford of violating these laws.

Policies

Pay-to-Play Guidelines

Pay-to-Play Campaign Finance Policy

manager, make sure that members of your staff who exercise responsibility for negotiating state/local contracts, supervise non-employees that solicit state and local contracts and/or provide investment advisory services in connection with state or local government business understand their obligation to comply with the pay-to-play laws.

Exception. The pay-to-play laws do not apply to contributions to candidates for federal office, such as candidates for U.S. Congress or President of the United States, unless that candidate currently holds a state or local office, or to contributions to The Hartford Advocates Fund and The Hartford Advocates Federal Fund.

Contact GovernmentAffairsCommunications@thehartford.com with any additional questions.

Participation in Political Events

You may receive requests for The Hartford to contribute to, support or sponsor local events of a political nature. These events may include:

•                  A political fundraiser

•                  An event honoring or featuring a state or local elected official

•                  A charity event associated with an elected official, political candidate or political organization

Before you or our Company support these types of events, you must get approval from the Government Affairs Unit.

Company Resources and Political Activities

We must always be sure that we comply with federal, state and local laws, including pay-to-play laws when making political contributions. Contributions could include the value of The Hartford’s facilities, resources and staff time used to promote a political candidate, party or activity; these are called “in-kind” contributions. Such contributions also require review and prior approval by the Government Affairs Unit.

Political candidates may be invited to visit our facilities to meet or address employees. Before extending any such invitation, however, you need approval from the senior manager at your location and the Government Affairs Unit. Also, a condition of the invitation is that an opposing candidate must be given an equal opportunity to make a similar visit if they request the opportunity.

Contact GovernmentAffairsCommunications@thehartford.com  with any questions or to seek prior approval for these activities.

Important Link

Government Affairs Unit

Contacts

Chief Ethics & Compliance Officer

Patricia A. McEvoy

(860) 547-8822

Senior Vice President & Director of Government Affairs

Jay Rosenblum

(860) 547-5480

Voter Registration, Education, PACs

The Hartford may use corporate funds to promote voter registration, nonpartisan voter education and issue education efforts, as well as grassroots lobbying to influence legislation and ballot referenda. Expenses related to these efforts must have the prior approval of the Government Affairs Unit.

The Hartford also may use corporate funds to purchase memberships and/or otherwise make contributions to organizations that promote voter registration, voter education or issue education, and for the administrative activities of such organizations (which could include payment for attendance at political events). However, that is only as long as funding is (1) used only for the purposes stated above, (2) approved in advance by the Chief Executive Officer and consistent with the approved annual budget, (3) included in a report to the Board of Directors, (4) not tied to the procurement of The Hartford’s products or services, and (5) in compliance with all applicable laws and regulations.

The Hartford may provide funding for administrative and solicitation expenses of its political action committees, The Hartford Advocates Funds and The Hartford Advocates Federal Fund. The contributions of The Hartford’s political action committees are given to support The Hartford’s public policy goals and are not to be used to solicit business or otherwise influence business decisions by public officials.

Important Link

Government Affairs Unit

Contacts

Chief Ethics & Compliance Officer

Patricia A. McEvoy

(860) 547-8822

Senior Vice President & Director of Government Affairs

Jay Rosenblum

(860) 547-5480

Personal Political Involvement

You are free to express your individual political views, support candidates of your choice (subject to pay-to-play restrictions) and run for elected office on your own time and at your own expense. As you personally engage in these political activities, however, you always must be mindful of your responsibilities at The Hartford. To avoid conflicts of interest, for example, you may not endorse political candidates on behalf of The Hartford or claim to speak on behalf of The Hartford on political or public interest matters without first consulting the Government Affairs Unit and the Media Relations Unit.

Contact GovernmentAffairsCommunications@thehartford.com with any questions about political activities.

Key Points

•                  In any political activities, be sure to comply with applicable pay-to-play rules.

•                  Use only personal funds and resources for your personal political activities—don’t use corporate resources.

•                  You can request reasonable adjustments in your work schedule or a leave of absence without pay to campaign for elected office (subject to management approval and any state law restrictions).

•                  You can hold a part-time elected office as long as it does not interfere with your work and does not create any actual or potential conflict of interest or the appearance of one.

•                  The Government Affairs Unit may ask you to participate in grassroots lobbying on issues important to The Hartford—your participation is encouraged but is strictly voluntary.

•                  You can make voluntary political contributions through The Hartford’s political action committees, The Hartford Advocates Fund and The Hartford Advocates Federal Fund—participation is strictly voluntary and has no effect on your performance appraisal or decisions on salary or promotions.

Important Links

Government Affairs

intranet site

Political Activities

Political Contribution Authorization

Contact

Senior Vice President & Director of Government Affairs

Jay Rosenblum

(860) 547-5480

Policies

The Hartford’s Political Action Committee

Contact with the News Media

It is important to be accurate and complete when sharing information with the media. You should immediately refer all requests for interviews, comments and/or information from local, national or international news media to the Media Relations Unit.

Contact with Investors and Analysts

It is also important to be accurate and complete when sharing information with the financial community. You should immediately refer all requests for financial information about The Hartford from analysts or investors to The Hartford’s Investor Relations Department.

Endorsements of Other Companies

We all want to protect the reputation and brand image of The Hartford. For that reason, we generally don’t endorse the products and services of other companies. Use of The Hartford name, brand or logos is permitted only by Marketing and Communications and as set forth in the Social Media Policy and its related guidelines.

Contacts

Vice President,

Media Relations

Shannon Lapierre

(860) 547-5624

Media Relations Hotline

(860) 547-5200

Senior Vice President,

Investor Relations

Sabra Purtill

(860) 547-8691

Policies

Media Relations Policy

Social Media Policy

Endorsement Standard

VI. Supporting Information

Employment at Will

The Code and our policies are not an employment contract. Nothing in the Code or policies should be considered as a promise of any kind or as creating a contract regarding wages or any other terms or conditions of employment. Subject to any employment agreement, employment at the Company is “at will,” meaning an employee or the Company can terminate the relationship at any time, for any legal reason, without notice or cause.

Annual Certification Requirements

We all share a commitment to our values and aim for continual improvement.

For that reason, we all agree to certify annually that we have read the Code and fully understand our responsibilities.

New employees will receive training on the Code as part of orientation. You will receive additional training whenever the Code is significantly revised. If you are a manager, you should ensure that all employees under your supervision complete any required training.

Because the Code is a series of ongoing obligations and may be updated throughout the year, employees should periodically review the Code to refresh their understanding of key provisions and stay current on any modifications.

Waivers or Exceptions

The Code is fundamental to sustaining trust in everything we do. That is why we rarely grant waivers or exceptions. Any request for a waiver or exception should be made before you act. Any waivers for Executive Officers require approval by our Board of Directors, or an independent committee of the Board, and will be promptly disclosed.

Policies, Updates and Modification

The Code includes other Company policies, and many are referenced here. All of our policies are available on iConnect. Because of the changing nature of our regulatory environment, The Hartford must be able to change the Code and our policies at any time, without advance notice. Although the Code and policies may change over time, following our shared values will always guide our decisions—acting with integrity and honesty and being accountable in everything we do. Only The Hartford has the right to administer and interpret Code provisions and policies.

VII. Contact Information

EthicsPoint
(toll-free in the U.S. or Canada)	(866) 737-6812
(toll-free in all other countries)	(866) 737-6850
www.EthicsPoint.com

Human Resources
The Hartford’s Ombudsman	(800) 289-5012
The HR Service Center	(877) HR-AT-WORK / (877) 472-8967
Martha Gervasi Executive Vice President, Human Resources	(860) 547-5730

Law/Compliance/Internal Audit
AML/OFAC Compliance Unit	(651) 738-5401
Corporate Privacy Office	(860) 843-6768
Timothy Barry Asst. Vice President, Special Investigations	(860)547-6095
Jim Heavner Senior Vice President & Director of Litigation	(860) 547-5313
Mike Hession Senior Vice President & General Auditor	(860) 547-8504
Donald C. Hunt Vice President & Associate General Counsel, Corporate Law	(860) 547-5040
Michael Johnson Litigation Compliance Consultant	(860) 547-2270
Alan Kreczko Executive Vice President & General Counsel	(860) 547-5374
Chris Mango Vice President, Corporate Risk Management	(860) 520-2990
Patricia A. McEvoy Chief Ethics & Compliance Officer	(860) 547-8822
Jay Rosenblum Senior Vice President & Director of Government Affairs	(860) 547-5480

Marketing and Communications
Media Relations Hotline	(860) 547-5200
Shannon Lapierre Vice President, Media Relations	(860) 547-5624
Paula A. McGinley Assistant Vice President, Corporate Communications	(860) 547-2990
Sabra Purtill Senior Vice President, Investor Relations	(860) 547-8691

Security/Information Protection
Security	(877) 55B-SAFE
Information Security Officer	(860) 547-6095
Infrastructure Solutions Department	1-(855) 8 WE HELP/1-(855) 893-4357
William Downes Vice President, Hartford Information Protection	(860) 547-2019
Dan Lewis Assistant Vice President & Director of Security	(860) 547-5705